Page 1 of 8 Second Quarter 2016 Questions and Answers July 26, 2016 Exhibit 99.2

Page 2 of 8 Cautionary Note Regarding Forward-Looking Statements This document contains information that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “will,” "should," and similar expressions or by using future dates in connection with any discussion of, among other things, operating performance, trends, events or developments that we expect or anticipate will occur in the future, statements relating to volume growth, share of sales and earnings per share growth, and statements expressing general views about future operating results. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to the risks and uncertainties described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, and those described from time to time in our future reports filed with the Securities and Exchange Commission. References to “we,” “us,” “our,” the “Company,” and “U. S. Steel,” refer to United States Steel Corporation and its Consolidated Subsidiaries.

Page 3 of 8 1. Your stock has been very volatile. Why is this so and what are you doing to reduce the impact of cyclicality on your results? The global steel industry is a cyclical industry and steel selling prices can change fairly quickly. Our operating configuration has significant leverage to steel selling price and volume changes to both the upside and the downside, resulting in significant earnings volatility on a quarter to quarter basis. The volatility of our earnings is also affected by the consistency and reliability of our operations. One objective of our Carnegie Way transformation is to create a lower and more flexible cost structure as well as more flexible and reliable operations in order to mitigate the financial impact of this volatility. We are reducing our break-even point by adjusting our footprint, improving our hot-rolled band costs and reducing overhead costs. While we cannot control, or reduce, the cyclicality of the global steel industry, we can control our costs and create a more flexible business model that will produce stronger and more consistent results across industry cycles. 2. Is the Carnegie Way just a cost cutting initiative? No - it is much more than a cost cutting initiative, improving all our core business processes, including commercial, manufacturing, supply chain, procurement, innovation, and functional support. Carnegie Way is our culture and the way we run the business. We focus on our strengths and how we can create the most value for our stockholders and best serve our customers. We have achieved sustainable cost improvements through process efficiencies and our investments in reliability centered maintenance (RCM), and we will continue to find process improvements that enable us to better serve our customers and reward our stakeholders. Additionally, if we find that changes cannot be implemented and value cannot be created for our customers and stockholders, we exit those underperforming areas. Opportunities are greatest where we make money for our stockholders and our customers. When we deliver value, we can provide good jobs and benefits to our employees and help support the communities in which we do business. 3. What portion of the Carnegie Way benefits are cash vs. P&L items? All disclosed Carnegie Way benefits run through P&L, primarily through Cost of Sales and Selling, General and Administrative Expenses. We also have Carnegie Way projects that generate cash-only benefits, for example working capital projects, but these are not included in our disclosed Carnegie Way benefits.

Page 4 of 8 4. How can investors see the Carnegie Way benefits in your financial results? When we performed an internal analysis of our 2015 results compared to our 2014 results, we concluded that we are performing better now than we would have in prior periods. This improved performance level is driven by the progress made through our Carnegie Way transformation. Our methodology included:  Removing the price and volume impacts to isolate the cost piece.  Deducting major raw materials costs including iron ore, coal, coke, scrap, and natural gas (or in the case of our Tubular segment, substrate costs), which we believe are costs observable to investors.  Excluding depreciation and pension and other post-employment benefits (OPEB), which we disclose. We have more direct control over the majority of the remaining costs. Thus comparing 2015 costs to 2014’s, on a per ton basis, yields a result that is consistent with the Carnegie Way benefits disclosed in 2015. Carnegie Way benefits are enduring benefits, not vagaries tied to economic circumstances or sales negotiations. 5. You have mentioned that there is increased focus on earning economic profit. What is the definition of economic profit? The term profit typically refers to any positive income for a business enterprise. Economic profit has a higher threshold and refers to income in excess of an enterprise’s weighted average cost of capital, which includes the cost of equity as well as the cost of debt. Economic profit is true value creation as it provides stockholder returns above the weighted average cost of capital. 6. What is your approach to trade cases and how do you determine if one should be filed? The process by which we consider whether to file a potential trade case is complex, lengthy, and informed by the requirements set forth in the Tariff Act of 1930 (the Act). The Act provides American industries the right to petition for relief from imports that are sold in the United States at less than fair value ("dumped") or which benefit from subsidies provided through foreign government programs (Countervailing Duties, or “CVDs”). Under the U.S. law, the U.S. Department of Commerce (Commerce) determines whether dumping or subsidizing exists and, if so, the margin of dumping or amount of the subsidy; the U.S. International Trade Commission (USITC) determines whether there is material injury or threat of material injury to the domestic industry by reason of the dumped or subsidized imports.

To determine if a trade case should be filed, U. S. Steel's international trade lawyers survey the relevant markets, triangulate and assess market intelligence, trends and data, while at the same time integrating and interpreting prevailing legal concerns. Then, based on a comprehensive review of the aforementioned considerations, the team renders an informed recommendation on whether to proceed with a petition, at which time other industry participants are engaged through external counsel to determine if the legal requirements can be met to progress a case.

7. What is the current status of the recently filed flat-rolled trade cases?

In an effort to stem the increased flow of unfairly traded corrosion-resistant (CORE), cold-rolled, and hot-rolled steel products into the U.S. market, U. S. Steel, along with other steel producers and the United Steelworkers, filed a series of petitions with the U.S. Department of Commerce and the International Trade Commission. The tables below summarize the current status of each petition. Please refer to the Form 10-Q for a detailed discussion of International Trade.

Corrosion-Resistant

Country	Countervailing Duties Final May 25, 2016	Antidumping Duties Final May 25, 2016
China	39.05 - 241.07%	209.97%
India	8.00 - 29.46%	3.05 - 4.44%
Italy	0.07 - 38.51%	12.63 - 92.12%
Korea	0.72 - 1.19%	8.75 - 47.80%
Taiwan	0.00%	10.34%

Source: Department of Commerce

On June 24, 2016, the USITC determined that the U.S. industry is materially injured by reason of imports of corrosion-resistant steel products from China, India, Italy, South Korea, and Taiwan. As a result, U.S. Customs and Border Protection will enforce these decisions and collect antidumping and countervailing duties on imports of corrosion-resistant steel from China, India, Italy, South Korea, and Taiwan.

Cold-Rolled

Country	Countervailing Duties Final May 17/July 21, 2016	Antidumping Duties Final May 17/July 21, 2016
Brazil	11.09 - 11.31%	14.43 - 35.43%
China	256.44%	265.79%
India	10.00%	7.60%
Japan	---	71.35%
Korea	3.91 - 58.36%	6.32 - 34.33%
Russia	0.62 - 6.95%	1.04 - 13.36%
United Kingdom	---	5.40 - 25.56%

Source: Department of Commerce

Page 5 of 8

On June 22, 2016, the USITC issued its final affirmative injury determinations in the cold-rolled steel investigations from China and Japan. For the remaining countries—Brazil, India, South Korea, Russia, and the United Kingdom—Commerce made its final AD/CVD determinations on July 20. The ITC is expected to issue its final determinations soon thereafter.

Hot-Rolled

	Countervailing Duties		Antidumping Duties	
Country	Preliminary January 11, 2016	Final	Preliminary March 14, 2016	Final
Australia	---		23.25%	August 2016
Brazil	7.42%	August 2016	33.91 - 34.28%	August 2016
Japan	---		6.79 - 11.29%	August 2016
Korea	0.17 - 0.63%	August 2016	3.97 - 7.33%	August 2016
Netherlands	---		5.07%	August 2016
Turkey	0.20 - 0.38%	August 2016	5.24 - 7.07%	August 2016
United Kingdom	---		49.05%	August 2016

Source: Department of Commerce

We continue to prepare for a hearing scheduled for August 4 regarding the hot-rolled coil petition. The final CVD and AD determinations are expected to be released in August 2016.

8. How would a stronger dollar impact your results?

A stronger U.S. dollar is one of the factors that contribute to the high level of direct and indirect steel imports into the U.S. market, threatening domestic prices and volumes. In addition, a stronger dollar versus the euro negatively impacts our reported earnings attributable to our European segment.

9. How are the Commercial Entities improving the Company and how has the strategy evolved?

Our Commercial Entities are helping us get closer to our customers and driving an increased focus on quality and delivery to meet their needs. The formation of our Commercial Entities was announced in November 2014. The Commercial Entities were created to specifically serve the following markets: automotive, consumer, industrial, service centers, and mining. The Commercial Entities are working to create differentiated steel solutions that will better meet the needs of our existing customers and provide increased opportunities to establish new customer relationships. Over time, the Commercial Entity structure has become better defined and has evolved to align our steelmaking operations with the Commercial Entities. Beginning January 1, 2016, the Flat-Rolled segment was further streamlined and consolidated to consist of three commercial entities: automotive, consumer, and the now-combined industrial, service center, and mining Commercial Entities. Each Commercial Entity assumes operational management of specific steelmaking facilities.

Page 6 of 8

Page 7 of 8 This strategic move to align operations within the Commercial Entities streamlines the decision making process and increases the accountability of each Commercial Entity to provide superior quality and delivery performance to their respective customers and meet their financial performance objectives. 10. How are you responding to the threat from aluminum in the auto industry? We currently expect that advanced high strength steel (AHSS) demand in automotive could grow for the next 5 years. We believe AHSS provides a strong and viable solution for our customers and we are leading the development and commercialization of AHSS in North America. The continued development of AHSS, particularly Generation 1 Plus and Generation 3 AHSS, enables us to provide our automotive customers with a steel intensive total vehicle solution. These solutions will help our customers meet the increased CAFÉ and safety standards of future vehicles at a very attractive and competitive value proposition compared with potential alternative materials. We have made progress developing AHSS for automotive applications up to and including Generation 3 steels that possess unique properties in terms of strength, formability and toughness for light weighting and crash worthiness. We are working closely with customers on specific applications for their use incorporating advanced analytic techniques for geometry, grade and gauge redesign. 11. What steps have you taken to mitigate the losses from the Tubular segment? Our Tubular segment experienced steep financial losses in 2015. Energy market conditions continue to deteriorate as rig counts and tubular prices have fallen in the first half of 2016, oil prices fluctuate, and import levels, some of which we believe are unfairly traded, remain elevated. We have taken swift and meaningful steps to stem these losses while still serving our customers. We moved to stem the growing losses in our Tubular segment by idling certain facilities within the segment. We also have reduced overhead costs at both the segment and corporate level. These actions are the latest in our ongoing adjustment to operations due to challenging market conditions.

Page 8 of 8 12. What would it take to resume the electric arc furnace project at Fairfield? On December 21, 2015, we announced the decision to postpone the construction of the electric arc furnace (EAF) due to continued challenging market conditions in both the oil and gas and steel industries. Since then, rig counts had continued to decline, and hit a 2016 low in May. A decision to resume the EAF project would require a turnaround in the oil and gas market most likely driven by a sustained oil price that would serve as the impetus needed to bring rigs back online. If a decision is made to resume the EAF project, remaining construction would take approximately 14 months. 13. Given the current state of the energy market and the challenges for the Tubular segment, are you considering selling these assets? Are you considering any other asset sales? We continuously evaluate potential strategic and organizational opportunities, which may include the acquisition, divestiture or consolidation of certain assets. We are focused on creating value, and are compelled to consider any strategic options that have the potential to increase value to our stockholders. We have had indications of interest over the years for many of our assets. As with any business decision, we evaluate these opportunities through the lenses of value creation, strategic fit, feasibility, and risk. As we have demonstrated over the last several years, if we do not have line of sight to economic profit for any of our businesses or assets, we will move decisively to protect the interests of our stockholders. 14. What was your utilization rate in 2Q 2016, excluding the temporarily idled Granite City Works? Our reported flat-rolled raw steel capability utilization rate in 2Q 2016 was 65% based on 17 million net tons of annual capacity. To calculate the utilization rate of our active mills, exclude the 2.8 million net tons of annual capacity at Granite City. This would result in an adjusted utilization rate of 77%. 15. Where do lead times currently stand? Lead times for hot-rolled coil products are currently over six weeks. Cold-rolled and galvanized coil products are over nine weeks.